Exhibit 10(f)

AMENDMENT TWO

To the

ADTALEM GLOBAL EDUCATION RETIREMENT PLAN

(as amended and restated effective January 1, 2020)

WHEREAS, Adtalem Global Education Inc. (the “Company”) maintains the Adtalem Global Education Retirement Plan (the “Plan”), most recently restated as of January 1, 2020;

WHEREAS, Section 13.01 of the Plan provides that the any officer of the Company is authorized to amend the Plan on behalf of the Company with respect to any amendment that does not materially increase or decrease the cost to the employers of providing benefits under the Plan;

WHEREAS, the Company wishes to amend the Plan’s provisions in accordance with the

Coronavirus Aid, Relief, and Economic Security Act of 2020;

NOW, THEREFORE, BE IT RESOLVED, this Second Amendment to the Plan is hereby adopted, effective January 1, 2020, as set forth below:

1.	The following defined terms are added to Article I where alphabetically appropriate, and the remaining sections of Article I (and cross-references to such remaining sections) are renumbered accordingly:

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020. “Coronavirus Qualified Individual” means an individual whom the Plan Administrator determines meets one or more of the following conditions:

(a)	The individual is diagnosed with the virus SARS-CoV-2 or with coronavirus disease 2019 (COVID-19) by a test approved by the Centers for Disease Control and Prevention;

(b)	The individual’s Spouse or dependent (as defined in section 2202(a)(4)(A)(ii)(II) of the CARES Act) is diagnosed with such virus or disease by such a test; or

(c)	The individual experiences adverse financial consequences as a result of being quarantined, being furloughed or laid off or having work hours reduced due to such virus or disease, being unable to work due to lack of child care due to such virus or disease, closing or reducing hours of a business owned or operated by the individual due to such virus or disease, or other factors as determined by the Secretary of the Treasury (or the Secretary’s delegate).

The Plan Administrator may rely on the individual’s certification that he or she meets one of the above criteria so long as the Plan Administrator does not have actual knowledge to the contrary.

“Coronavirus-Related Distribution” means a distribution made pursuant to Section 9.12 to a Coronavirus Qualified Individual.

2.	Section 3.04 of the Plan is amended in its entirety to read as follows:

3.04Rollover Contributions

Without regard to any limitations on contributions set forth in this Article 3, the Plan may receive from an Eligible Employee, whether or not he or she is yet a Participant, in cash, any amount previously received (or deemed to be received) by him or her from an Eligible Retirement Plan. The Plan may receive such amount either directly from the Employee or from the Eligible Retirement Plan in the form of a Direct Rollover. Notwithstanding the foregoing, the Plan shall not accept any amount unless such amount qualifies as an Eligible Rollover Distribution and the Participant provides evidence satisfactory to the Plan Administrator that such amount qualifies for rollover treatment. Amounts contributed pursuant to this paragraph shall be deposited into the Participant’s Rollover Account. Notwithstanding the foregoing, the Plan shall not accept a rollover of employee After-Tax Contributions or, prior to January 1, 2014, a rollover from a Roth IRA.

The Plan may accept a “rollover” contribution of the amount of a distribution from this Plan that would have otherwise been a required minimum distribution for the 2020 calendar year but for the enactment of Code Section 401(a)(9)(I) within the deadline set forth in Notice 2020-51.

The Plan Administrator may, in its sole discretion, authorize a direct trust to trust transfer, rollover, or other qualified plan asset transfer, to the extent that such transfer complies with current Internal Revenue Service regulations and does not violate any provision under ERISA.

3.	A new Section 3.11 is added to read as follows:

3.11Repayment of Coronavirus-Related Distributions

A Participant who received a Coronavirus-Related Distribution from this Plan may, at any time within the three-year period beginning on the date of such Coronavirus-Related Distribution, make one or more contributions to this Plan that, in the aggregate, do not exceed the amount of such Coronavirus-Related Distribution. Such contribution shall be treated as a Rollover Contribution made pursuant to Section 3.04, subject to applicable law and IRS guidance.

4.	Section 8.01 of the Plan is amended in its entirety to read as follows:

A Participant who is an Employee may borrow, on written application to the Plan Administrator and on approval by the Plan Administrator under such uniform rules as it shall adopt, an amount which, when added to the outstanding balance of any other loans to the Participant from the Plan or any other qualified plan of the Employer or Affiliated Employer, including any accrued but unpaid interest on any deemed loan distribution, does not exceed the lesser of (i) 50% of his or her Accounts, or (ii) $50,000 reduced by the excess, if any, of (A) the highest outstanding balance of loans to the Participant from such plans during the one year period ending on the day before the day the loan is made, over (B) the outstanding balance of loans to the Participant from such plans on the date on which the loan is made. Solely with respect to a Coronavirus Qualified Individual who is a Participant, the reference in this Section to $50,000 is replaced with “$100,000” and the reference in this Section to 50% is replaced with “100%” for the period beginning on April 22, 2020 and before September 23, 2020.

5.	A new Section 8.02(d) is added to read as follows:

(d)With respect to any loan that is outstanding on or after March 27, 2020 and that is or was made to a Coronavirus Qualified Individual who is a Participant, the due date of any repayment scheduled to occur between March 27, 2020 and December 31, 2020 will be delayed for one year. The loan will continue to accrue interest during such delay in accordance with the terms of the note evidencing such loan. The period described in this Section 8.02(d) will be disregarded for purposes of complying with subparagraphs (B)(i) and (C) of Code section 72(p)(2). The Plan Administrator may establish procedures to administer this Section 8.02(d) in accordance with applicable law and IRS guidance.

6.	Section 9.11 of the Plan is amended to replace all references to “age 70 ½” with “required minimum distribution age under 401(a)(9)(C)(i)(I)”.

7.	Section 9.11(f) is restated in its entirety to read as follows:

(f)Notwithstanding anything to the contrary in this Section, effective for the 2020 calendar year, a Participant or Beneficiary who (i) would have been required to receive required minimum distributions for the 2020 calendar year (“2020 RMDs”) but for the enactment of Code Section 401(a)(9)(I), (ii) would have satisfied the requirement by receiving distributions from the Plan that are either equal to the 2020 RMDs or one or more payments in a series of substantially equal distributions (that include 2020 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancies) of the Participant and his designated beneficiary, or for a period of at least 10 years (“Extended 2020

RMDs”), and (iii) has not set up scheduled payments but is receiving required minimum distributions from the Plan automatically will not receive those distributions for the 2020 calendar year unless the Participant elects to receive such distributions (provided that for the period from January 1, 2020 to March 31, 2020, a Participant is deemed to elect to receive such minimum distribution unless such Participant elects to roll over such distribution into an eligible retirement plan). Affected Participants will be given the opportunity to make the elections described in the preceding sentence. A direct rollover will be offered only for distributions that would be eligible rollover distributions without regard to Code Section 401(a)(9)(I).

8.	A new Section 9.12 is added to read as follows:

9.12Coronavirus-Related Distributions

During the period beginning April 5, 2020 and ending before December 31, 2020, and subject to the provisions of section 2202(a)(2)(B) of the CARES Act, a Coronavirus Qualified Individual who is a Participant may withdraw, from his or her Accounts, Coronavirus-Related Distributions that in the aggregate equal $100,000. A Participant may repay the Coronavirus-Related Distribution to this Plan pursuant to Section 3.11 and applicable IRS guidance.

IN WITNESS WHEREOF, the undersigned officer of the Company hereby executes this amendment on behalf of the Company on this 15th day of November, 2021.

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Print Name: Donna Jennings

Print Title: Chief Human Resources Officer